Exhibit 99.1

FOR IMMEDIATE RELEASE
News Release

Contacts:	Select Water Solutions
Chris George – EVP & CFO
(713) 296-1073
IR@selectwater.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
(713) 529-6600
WTTR@dennardlascar.com

Select Water Solutions Announces Second Quarter 2024 Financial Results and Operational Updates

Generated revenue of $365 million during the second quarter of 2024

Generated $83.1 million of Operating Cash Flow and $37.4 million of Free Cash Flow during the second quarter of 2024

Net income more than tripled and Adjusted EBITDA improved 17% sequentially during the second quarter of 2024 relative to the first quarter of 2024

Water Infrastructure segment revenue, gross profit and gross profit before D&A increased by 8%, 28% and 17%, respectively, in the second quarter of 2024 as compared to the first quarter of 2024

During the second quarter of 2024, closed on the acquisition of disposal assets and operations in the Northeast for $9 million of cash consideration

Contracted multiple new pipeline gathering, recycling & disposal infrastructure projects supported by long-term contracts in the Permian Basin, with anticipated new capital deployment of $55 million – $60 million

HOUSTON, TX – July 30, 2024 – Select Water Solutions, Inc. (NYSE: WTTR) (“Select” or the “Company”), a leading provider of sustainable water and technology solutions to the energy industry, today announced its financial and operating results for the quarter ended June 30, 2024.

John Schmitz, Chairman of the Board, President and CEO, stated, “During the second quarter we achieved our goal and demonstrated our successes in improving the margin and profitability profile of the business, while generating strong free cash flow. Supported by revenue growth and margin improvement in our Water Infrastructure segment, we were able to improve consolidated gross margins and increase net income and adjusted EBITDA during the second quarter despite activity pullbacks in the broader macro environment.

“Building on the sustained growth of the last few quarters, the second quarter saw strong progress in our Water Infrastructure development strategy. The Water Infrastructure segment posted 8% sequential revenue improvement and 17% growth in gross profit before D&A, resulting in another quarter of record performance for the segment. This growth led to 51% gross margins before D&A in the quarter, an increase of more than four percentage points over the first quarter of 2024 and more than 13 percentage points compared to the second quarter of last year. This also represents an early arrival at the 50% margin goal we aspired to reach by 2025 and is a tremendous achievement for the business.

“The sequential improvements in Water Infrastructure were driven by both the organic development and increased utilization of our existing infrastructure footprint, as well as the acquisitions we closed in both the first and second quarters. These acquisitions, coupled with ongoing organic infrastructure growth projects, position the segment for another quarter of growth in the third quarter. In addition to the previously announced Trinity Environmental Services acquisition, we closed on the acquisition of additional disposal assets in the second quarter to further bolster our market-leading position in the region. This enhanced footprint allows us to meet the growing customer needs in the region and build on Select’s position as a leading water management and infrastructure provider in nearly all major lower 48 basins.

“In tandem with our year-to-date acquisitions, we also have executed additional organic infrastructure projects in the second quarter supported by long-term contracts. During the second quarter, we contracted more than 30,000 additional acres under long-term dedication in the Delaware Basin and continue to add long-term optionality, with an additional 112,000 acres added under right-of-first-refusal commitments. Our growing infrastructure business development pipeline continues to grow in both size and conviction, and we are poised for additional contract wins in the second half of the year. With the growing contributions from our recently executed Water Infrastructure acquisitions and organic projects, and as our recently contracted and under construction facilities come online in the coming quarters, we will also continue to increase the exposure of our current and future earnings to the long-lived production life of the well.

“Led by our growth in the Water Infrastructure segment, we remain confident in our ability to deliver 50% of our profitability from the Water Infrastructure and Chemical Technologies segments this year. We additionally expect to maintain our Water Infrastructure gross margins of greater than 50%, which we expect will result in another quarter of gross margin improvement for the consolidated Company and strong overall profitability that outperforms the macro environment which is expected to experience modest sequential declines. While the activity outlook has become more challenging in recent months, impacting the near-term outlook of our Water Services and Chemical Technologies segments, we expect Adjusted EBITDA to be relatively flat from the second quarter at $66 million - $70 million. We plan to continue to build on the $41 million of Free Cash Flow we generated in the first half of the year, but given the growing infrastructure opportunity set and our ability to enhance the contracted base of our earnings stream, we now expect net capital expenditures in 2024 to be $170 – $190 million. This increase in net capital expenditures results from an estimated $30 - $50 million for increased growth capex associated with additional recent infrastructure project wins, underwritten by long-term contracts, offset by a $10 – $20 million reduction in our maintenance capex requirements for the year. Accordingly, we are also adjusting our full-year free cash flow generation pull-through target in tandem to approximately 25-35% of Adjusted EBITDA as we continue to capitalize on the opportunity set in front of us to add the attractive, long-term contractually backed opportunities we have identified in the second half of the year.

“I am pleased with our financial performance in the second quarter and year-to-date 2024, and I am excited to continue to build upon our infrastructure investments to date with additional wins in the remaining balance of the year, continuing the upward trajectory of one of the fastest growing infrastructure platforms in the industry. We remain steadfast in our belief that Select is distinctively positioned in the energy landscape to advance a unique integration of water and technology solutions with high-margin, long-term contracted infrastructure,” concluded Mr. Schmitz.

Second Quarter 2024 Consolidated Financial Information

Revenue for the second quarter of 2024 was $365.1 million as compared to $366.5 million in the first quarter of 2024 and $404.6 million in the second quarter of 2023. Net income for the second quarter of 2024 was $14.9 million as compared to $3.9 million in the first quarter of 2024 and $22.6 million in the second quarter of 2023.

For the second quarter of 2024, gross profit was $60.2 million, as compared to $52.7 million in the first quarter of 2024 and $61.2 million in the second quarter of 2023. Total gross margin was 16.5% in the second quarter of 2024 as compared to 14.4% in the first quarter of 2024 and 15.1% in the second quarter of 2023. Gross margin before depreciation, amortization and accretion (“D&A”) for the second quarter of 2024 was 26.7% as compared to 24.4% for the first quarter of 2024 and 23.8% for the second quarter of 2023.

Selling, General & Administrative expenses (“SG&A”) during the second quarter of 2024 was $39.0 million as compared to $44.0 million during the first quarter of 2024 and $34.3 million during the second quarter of 2023. SG&A during the second and first quarters of 2024 and second quarter of 2023 was impacted by non-recurring transaction and rebranding costs of $2.9 million, $4.9 million and $2.0 million, respectively.

Adjusted EBITDA was $69.6 million in the second quarter of 2024 as compared to $59.8 million in the first quarter of 2024 and $69.8 million in the second quarter of 2023. Adjusted EBITDA during the second quarter of 2024 was adjusted for $2.9 million of non-recurring transaction and rebranding costs, $1.4 million of non-cash losses on asset sales, and $0.1 million in other non-recurring adjustments. Non-cash compensation expense accounted for an additional $6.2 million adjustment during the second quarter of 2024. Please refer to the end of this release for reconciliations of gross profit before D&A (non-GAAP measure) to gross profit and of Adjusted EBITDA (non-GAAP measure) to net income.

Business Segment Information

The Water Services segment generated revenues of $230.0 million in the second quarter of 2024 as compared to $228.3 million in the first quarter of 2024 and $264.6 million in the second quarter of 2023. Gross margin before D&A for Water Services was 22.5% in the second quarter of 2024 as compared to 20.5% in the first quarter of 2024 and 21.9% in the second quarter of 2023. Water Services segment revenues were up approximately 1% sequentially, with strong net gains in our Permian water transfer and sourcing operations offsetting declines resulting from the continued consolidation of our legacy fluids hauling operations. These consolidation efforts continued to support meaningful margin improvement, however, with gross margins before D&A increasing by 199 basis points to 22.5%. For the third quarter of 2024, the Company expects to see segment revenue decline by mid-to-high single-digit percentages, driven by the continued consolidation and elimination of certain non-core operations and some modest macro activity declines in the third quarter. The Company expects gross margins before D&A to hold steady at 22% - 23% in the third quarter of 2024.

The Water Infrastructure segment generated revenues of $68.6 million in the second quarter of 2024 as compared to $63.5 million in the first quarter of 2024 and $55.3 million in the second quarter of 2023. Gross margin before D&A for Water Infrastructure was 51.0% in the second quarter of 2024 as compared to 46.9% in the first quarter of 2024 and 37.8% in the second quarter of 2023. During the second quarter of 2024, the Water Infrastructure segment realized increased utilization of existing assets as well as the benefit of multiple strategic acquisitions. The segment achieved increases in both recycling and disposal volumes during the second quarter, generating revenue growth of approximately 8% relative to the first quarter of 2024. Additionally, gross margins before D&A improved by 407 basis points sequentially during the second quarter of 2024, driven by our recent acquisitions, and strong incremental margins on additional system utilization across the Company’s existing disposal networks. The Company anticipates Water Infrastructure revenues increasing by mid-to-high single-digit percentages during the third quarter of 2024, driven by increases in our recycling business and full quarter contributions from second quarter disposal acquisitions, while gross margins should stay relatively steady at 50% – 52%.

The Chemical Technologies segment generated revenues of $66.6 million in the second quarter of 2024 as compared to $74.7 million in the first quarter of 2024 and $84.8 million in the second quarter of 2023.   Gross margin before D&A for Chemical Technologies was 16.4% in the second quarter of 2024 as compared to 17.4 % in the first quarter of 2024 and 20.6% in the second quarter of 2023, as activity impacted demand levels during the quarter. For the third quarter of 2024, the Company anticipates Chemical Technologies revenues decreasing low-to-mid single digit percentages and gross margins before D&A of 14% - 16% in the third quarter of 2024, as full quarter impacts of recently decreased customer activity levels impact the quarter and our manufacturing margins are hindered by decreased throughput at our manufacturing plants.

Cash Flow and Capital Expenditures

Cash flow from operations for the second quarter of 2024 was $83.1 million as compared to $32.1 million in the first quarter of 2024 and $102.0 million in the second quarter of 2023. Cash flow from operations during the second quarter of 2024 was positively benefited by a $19.4 million source of cash from working capital.

Net capital expenditures for the second quarter of 2024 were $45.7 million, comprised of $49.1 million of capital expenditures partially offset by $3.4 million of cash proceeds from asset sales. Free cash flow during the second quarter of 2024 was $37.4 million. Please refer to the end of this release for a reconciliation of free cash flow (non-GAAP measure) to net cash provided by operating activities.

Cash flow used in investing activities during the second quarter of 2024 also included $41.5 million of outflows for Water Infrastructure related acquisitions.

Cash flows provided by financing activities during the second quarter of 2024 included $7.8 million of net inflows consisting of $15.0 million of net borrowings on our sustainability-linked credit facility offset by $7.0 million of dividends and distributions paid and $0.2 million of tax withholding payments associated with the vesting of shares under the Company’s long-term incentive plan.

Balance Sheet and Capital Structure

Total cash and cash equivalents were $16.4 million as of June 30, 2024 as compared to $12.8 million as of March 31, 2024. The Company had $90.0 million of borrowings outstanding under its sustainability-linked credit facility as of June 30, 2024 and $75.0 million outstanding as of March 31, 2024.

As of June 30, 2024 and March 31, 2024, the borrowing base under the sustainability-linked credit facility was $220.4 million and $247.9 million, respectively. The Company had available borrowing capacity under its sustainability-linked credit facility as of June 30, 2024 and March 31, 2024, of approximately $113.4 million and $155.8 million, respectively, after giving effect to $17.0 million of outstanding letters of credit as of June 30, 2024 and $17.1 million as of March 31, 2024 and $90.0 million of outstanding borrowings as of June 30, 2024 and $75.0 million as of March 31, 2024.

Total liquidity was $129.8 million as of June 30, 2024, as compared to $168.6 million as of March 31, 2024. The Company had 102,172,863 weighted average shares of Class A common stock outstanding and 16,221,101 weighted average shares of Class B common stock outstanding during the second quarter of 2024.

Business Development Updates

Select executed two new long-term contracts for produced water gathering, recycling and disposal in the Permian Basin during the second quarter of 2024. The combined capital expenditures associated with the two projects is expected to be $55 million – $60 million, with each project anticipated to be online by the first quarter of 2025.

Northern Delaware System Expansion and Acreage Dedication

During the second quarter of 2024, Select signed a long-term agreement for the construction and expansion of recycling and pipeline infrastructure for a large public operator in the Permian Basin to Select’s existing Lea County, New Mexico recycling infrastructure. Expanding upon existing agreements with an established customer, the new agreement increases our existing dedication to 81,000 acres with an additional right-of-first-refusal for another 162,000 acres of potential dedication. To support the agreement, Select will construct multiple new recycling facilities and upgrade an existing facility, adding up to 360,000 barrels per day of additional throughput capacity and up to four million barrels of additional storage capacity, effectively tripling the capacity of the current system. The additional facilities will be interconnected via a 40-mile dual produced water pipeline and treated produced water distribution pipeline to Select’s existing Northern Delaware recycling infrastructure. We expect construction to be complete and the pipeline and recycling facilities to be operational by the first quarter of 2025.

Northern Delaware Recycling Facility and Acreage Dedication

During the second quarter of 2024, Select signed a long-term agreement for the construction of recycling and pipeline infrastructure to connect a new large public operator in the Permian Basin to Select’s existing Northern Delaware recycling infrastructure. The customer has provided an 11,500 acre dedication for the purchase of treated produced water from a new Select recycling facility, with an additional 40,000 acres under right-of-first-refusal for additional future development opportunities. Select will construct a new recycling facility with 60,000 barrels per day of throughput capacity and one million barrels of storage capacity adjacent to the operator’s acreage position and will connect the facility via a dual produced water pipeline and treated produced water distribution pipeline to Select’s existing Northern Delaware recycling infrastructure. We expect construction to be complete and the pipeline and recycling facility to be operational by the first quarter of 2025.

Northeast Disposal Acquisitions

During the second quarter of 2024, Select completed the acquisitions of disposal assets for $9.0 million of cash consideration from multiple parties. In the acquisitions, Select acquired one active disposal well with existing operations, one uncompleted disposal well that is expected to be active in the fourth quarter of this year and an additional permit for potential future development. The addition of these wells significantly enhances Select’s Northeast disposal capacity, adding an anticipated approximately 15,000 barrels per day of new disposal capacity by year-end, allowing Select to offer more extensive produced water solutions to its customers in the basin.

Trinity Environmental Services Acquisition

On April 1, 2024, Select completed the acquisition of Trinity Environmental Services and related entities (“Trinity”) for $29.4 million of cash consideration, subject to customary post-closing adjustments. Trinity is a Midland-based disposal and waste management company that provides saltwater disposal, E&P solids waste disposal, water sourcing, washout and other related services. Trinity operates a portfolio of 22 saltwater disposal wells in the Permian Basin, one slurry well on the Gulf Coast, and one saltwater disposal well in the Barnett shale in the Midcon region. Additionally, the acquisition encompasses 93 miles of pipelines integrally connected to Trinity’s facilities and permits for nine future SWD locations. The addition of Trinity significantly enhances Select’s Permian disposal operations across both the Midland and Delaware Basins and allows Select to offer more extensive produced water solutions to its customers in the basin. We expect revenue and cost synergies across this portfolio of wells and the ability to network around existing Permian assets and infrastructure.

Conference Call

Select has scheduled a conference call on Wednesday, July 31, 2024 at 11:00 a.m. Eastern time / 10:00 a.m. Central time.  Please dial 201-389-0872 and ask for the Select Water Solutions call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address https://investors.selectwater.com/events-presentations/current.  A telephonic replay of the conference call will be available through August 14, 2024, and may be accessed by calling 201-612-7415 using passcode 13747951#.  A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Water Solutions, Inc.

Select is a leading provider of sustainable water and technology solutions to the energy industry. These solutions are supported by the Company’s critical water infrastructure assets, chemical manufacturing and water treatment and recycling capabilities. As a leader in sustainable water and chemical solutions, Select places the utmost importance on safe, environmentally responsible management of water throughout the lifecycle of a well. Additionally, Select believes that responsibly managing water resources throughout its operations to help conserve and protect the environment is paramount to the Company’s continued success.  For more information, please visit Select’s website, https://www.selectwater.com.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as “could,” “believe,” “anticipate,” “expect,” “intend,” “project,” “will,” “estimates,” “preliminary,” “forecast” and other similar expressions. Examples of forward-looking statements include, but are not limited to, the expectations of plans, business strategies, objectives and growth, projected financial results and future financial and operational performance, expected capital expenditures, our share repurchase program and future dividends. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include the risks that the benefits contemplated from our recent acquisitions may not be realized, the ability of Select to successfully integrate the acquired businesses’ operations, including employees, and realize anticipated synergies and cost savings and the potential impact of the consummation of the acquisitions on relationships, including with employees, suppliers, customers, competitors and creditors. Factors that could materially impact such forward-looking statements include, but are not limited to: the global macroeconomic uncertainty related to the Russia-Ukraine war and related economic sanctions; the conflict in the Israel-Gaza region and increased hostilities in the Middle East, including heightened tensions with Iran and Lebanon; the ability to source certain raw materials and other critical components or manufactured products globally on a timely basis from economically advantaged sources, including any delays and/or supply chain disruptions due to increased hostilities in the Middle East; actions by the members of the Organization of the Petroleum Exporting Countries (“OPEC”) and Russia (together with OPEC and other allied producing countries, “OPEC+”) with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with supply limitations, which may be exacerbated by the recent Middle East conflicts; actions taken by federal or state governments, such as executive orders or new or expanded regulations, that may negatively impact the future production of oil and natural gas in the U.S. or our customers’ access to federal and state lands for oil and gas development operations, thereby reducing demand for our services in the affected areas; the severity and duration of world health events, and any resulting impact on commodity prices and supply and demand considerations; the impact of central bank policy actions, such as sustained, elevated  interest rates in response to high rates of inflation, and disruptions in the bank and capital markets; the level of capital spending and access to capital markets by oil and gas companies, trends and volatility in oil and gas prices, and our ability to manage through such volatility; the impact of current and future laws, rulings and governmental regulations, including those related to hydraulic fracturing, accessing water, disposing of wastewater, transferring produced water, interstate freshwater transfer, chemicals, carbon pricing, pipeline construction, taxation or emissions, leasing, permitting or drilling on federal lands and various other environmental matters; regulatory and related policy actions intended by federal, state and/or local governments to reduce fossil fuel use and associated carbon emissions, or to drive the substitution of renewable forms of energy for oil and gas, may over time reduce demand for oil and gas and therefore the demand for our services, including as a result of the Inflation Reduction Act of 2022, the U.S. Supreme Court’s recent overturning of the Chevron deference doctrine or otherwise; growing demand for electric vehicles that may result in reduced demand for refined products deriving from crude oil such as gasoline and diesel fuel, and therefore the demand for our services; the impact of advances or changes in well-completion technologies or practices that result in reduced demand for our services, either on a volumetric or time basis; changes in global political or economic conditions, generally, including as a result of the fall 2024 presidential election and any resultant political uncertainty, and in the markets we serve, including the rate of inflation and potential economic recession; and other factors discussed or referenced in the “Risk Factors” section of our most recent Annual Report on Form 10-K and those set forth from time to time in our other filings with the SEC. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

WTTR-ER

SELECT WATER SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except share and per share data)

	Three months ended,			Six months ended June 30,
	June 30, 2024	March 31, 2024	June 30, 2023	2024	2023
Revenue
Water Services	$230,008	$228,307	$264,597	$458,315	$539,275
Water Infrastructure	68,564	63,508	55,277	132,072	110,743
Chemical Technologies	66,559	74,733	84,754	141,292	171,202
Total revenue	365,131	366,548	404,628	731,679	821,220
Costs of revenue
Water Services	178,308	181,532	206,576	359,840	426,517
Water Infrastructure	33,581	33,692	34,392	67,273	68,726
Chemical Technologies	55,641	61,755	67,303	117,396	137,012
Depreciation, amortization and accretion	37,445	36,892	35,183	74,337	68,126
Total costs of revenue	304,975	313,871	343,454	618,846	700,381
Gross profit	60,156	52,677	61,174	112,833	120,839
Operating expenses
Selling, general and administrative	38,981	43,980	34,335	82,961	70,164
Depreciation and amortization	748	1,258	739	2,006	1,334
Impairments and abandonments	46	45	356	91	11,522
Lease abandonment costs	17	389	9	406	85
Total operating expenses	39,792	45,672	35,439	85,464	83,105
Income from operations	20,364	7,005	25,735	27,369	37,734
Other income (expense)
Gain (loss) on sales of property and equipment and divestitures, net	382	325	(1,246)	707	1,665
Interest expense, net	(2,026)	(1,272)	(2,042)	(3,298)	(3,525)
Other	42	(282)	873	(240)	1,715
Income before income tax expense and equity in gains (losses) of unconsolidated entities	18,762	5,776	23,320	24,538	37,589
Income tax expense	(3,959)	(1,452)	(387)	(5,411)	(585)
Equity in gains (losses) of unconsolidated entities	96	(449)	(372)	(353)	(738)
Net income	14,899	3,875	22,561	18,774	36,266
Less: net income attributable to noncontrolling interests	(2,031)	(250)	(2,446)	(2,281)	(3,804)
Net income attributable to Select Water Solutions, Inc.	$12,868	$3,625	$20,115	$16,493	$32,462

Net income per share attributable to common stockholders:
Class A—Basic	$0.13	$0.04	$0.20	$0.17	$0.31
Class B—Basic	$—	$—	$—	$—	$—

Net income per share attributable to common stockholders:
Class A—Diluted	$0.13	$0.04	$0.20	$0.16	$0.31
Class B—Diluted	$—	$—	$—	$—	$—

SELECT WATER SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share data)

	June 30, 2024	March 31, 2024	December 31, 2023

Assets
Current assets
Cash and cash equivalents	$16,417	$12,753	$57,083
Accounts receivable trade, net of allowance for credit losses	295,115	323,113	322,611
Accounts receivable, related parties	98	330	171
Inventories	37,501	37,636	38,653
Prepaid expenses and other current assets	35,142	37,886	35,541
Total current assets	384,273	411,718	454,059
Property and equipment	1,312,239	1,242,133	1,144,989
Accumulated depreciation	(663,284)	(650,952)	(627,408)
Total property and equipment, net	648,955	591,181	517,581
Right-of-use assets, net	42,293	42,931	39,504
Goodwill	36,664	31,202	4,683
Other intangible assets, net	126,834	127,649	116,189
Deferred tax assets, net	54,529	60,489	61,617
Other long-term assets	29,572	26,137	24,557
Total assets	$1,323,120	$1,291,307	$1,218,190
Liabilities and Equity
Current liabilities
Accounts payable	$36,746	$54,389	$42,582
Accrued accounts payable	72,493	62,833	66,182
Accounts payable and accrued expenses, related parties	3,251	4,227	4,086
Accrued salaries and benefits	24,342	17,692	28,401
Accrued insurance	17,399	17,227	19,720
Sales tax payable	2,493	2,973	1,397
Current portion of tax receivable agreements liabilities	469	469	469
Accrued expenses and other current liabilities	38,282	35,800	33,511
Current operating lease liabilities	16,934	16,241	15,005
Current portion of finance lease obligations	199	196	194
Total current liabilities	212,608	212,047	211,547
Long-term tax receivable agreements liabilities	37,718	37,718	37,718
Long-term operating lease liabilities	37,938	39,667	37,799
Long-term debt	90,000	75,000	—
Other long-term liabilities	42,726	38,554	38,954
Total liabilities	420,990	402,986	326,018
Commitments and contingencies
Class A common stock, $0.01 par value	1,028	1,027	1,022
Class B common stock, $0.01 par value	162	162	162
Preferred stock, $0.01 par value	—	—	—
Additional paid-in capital	1,001,123	1,001,967	1,088,095
Accumulated deficit	(220,298)	(233,166)	(236,791)
Total stockholders’ equity	782,015	769,990	772,488
Noncontrolling interests	120,115	118,331	119,684
Total equity	902,130	888,321	892,172
Total liabilities and equity	$1,323,120	$1,291,307	$1,218,190

SELECT WATER SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Three months ended			Six months ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Cash flows from operating activities
Net income	$14,899	$3,875	$22,561	$18,774	$36,266
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, amortization and accretion	38,193	38,150	35,922	76,343	69,460
Deferred tax expense (benefit)	3,792	1,129	(37)	4,921	(43)
(Gain) loss on disposal of property and equipment and divestitures	(382)	(325)	1,246	(707)	(1,665)
Equity in (gains) losses of unconsolidated entities	(96)	449	372	353	738
Bad debt expense	731	596	856	1,327	2,831
Amortization of debt issuance costs	122	122	122	244	244
Inventory adjustments	(400)	(33)	367	(433)	442
Equity-based compensation	6,201	6,359	4,809	12,560	7,773
Impairments and abandonments	46	45	356	91	11,522
Other operating items, net	655	312	(425)	967	(643)
Changes in operating assets and liabilities
Accounts receivable	31,298	128	61,308	31,426	(3,614)
Prepaid expenses and other assets	1,222	(2,180)	(1,753)	(958)	(7,184)
Accounts payable and accrued liabilities	(13,167)	(16,498)	(23,739)	(29,665)	(32,178)
Net cash provided by operating activities	83,114	32,129	101,965	115,243	83,949
Cash flows from investing activities
Purchase of property and equipment	(49,113)	(33,763)	(39,350)	(82,876)	(67,235)
Purchase of equity-method investments	—	—	(500)	—	(500)
Acquisitions, net of cash received	(41,477)	(108,311)	(4,000)	(149,788)	(13,418)
Proceeds received from sales of property and equipment	3,379	5,166	3,077	8,545	9,801
Net cash used in investing activities	(87,211)	(136,908)	(40,773)	(224,119)	(71,352)
Cash flows from financing activities
Borrowings from revolving line of credit	52,500	90,000	28,500	142,500	105,250
Payments on revolving line of credit	(37,500)	(15,000)	(39,000)	(52,500)	(56,250)
Payments of finance lease obligations	(48)	(66)	(5)	(114)	(10)
Dividends and distributions paid	(7,034)	(7,487)	(5,880)	(14,521)	(12,086)
Distributions to noncontrolling interests	—	—	(1,581)	—	(1,581)
Contributions from noncontrolling interests	—	—	—	—	4,950
Repurchase of common stock	(156)	(6,996)	(38,694)	(7,152)	(49,629)
Net cash provided by (used in) financing activities	7,762	60,451	(56,660)	68,213	(9,356)
Effect of exchange rate changes on cash	(1)	(2)	2	(3)	(1)
Net increase (decrease) in cash and cash equivalents	3,664	(44,330)	4,534	(40,666)	3,240
Cash and cash equivalents, beginning of period	12,753	57,083	6,028	57,083	7,322
Cash and cash equivalents, end of period	$16,417	$12,753	$10,562	$16,417	$10,562

Comparison of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, gross profit before depreciation, amortization and accretion (“D&A”), gross margin before D&A and free cash flow are not financial measures presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). We define EBITDA as net income (loss), plus interest expense, income taxes and depreciation, amortization and accretion. We define Adjusted EBITDA as EBITDA plus/(minus) loss/(income) from discontinued operations, plus any impairment and abandonment charges or asset write-offs pursuant to GAAP, plus non-cash losses on the sale of assets or subsidiaries, non-recurring compensation expense, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures, plus/(minus) foreign currency losses/(gains), plus/(minus) losses/(gains) on unconsolidated entities and plus tax receivable agreements expense less bargain purchase gains from business combinations. We define gross profit before D&A as revenue less cost of revenue, excluding cost of sales D&A expense. We define gross margin before D&A as gross profit before D&A divided by revenue. We define free cash flow as net cash provided by (used in) operating activities less purchases of property and equipment, plus proceeds received from sale of property and equipment. EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A and free cash flow are supplemental non-GAAP financial measures that we believe provide useful information to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation,  amortization and accretion) and non-recurring items outside the control of our management team. We present EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A and free cash flow because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Gross profit and gross margin are the GAAP measures most directly comparable to gross profit before D&A and gross margin before D&A, respectively. Net cash provided by (used in) operating activities is the GAAP measure most directly comparable to free cash flow. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A or free cash flow in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A and free cash flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

For forward-looking non-GAAP measures, the Company is unable to provide a reconciliation of the forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measure as the information necessary for a quantitative reconciliation, including potential acquisition-related transaction and rebranding costs as well as the purchase price accounting allocation of the recent acquisitions and the resulting impacts to depreciation, amortization and accretion expense, among other items is not available to the Company without unreasonable efforts due to the inherent difficulty and impracticability of predicting certain amounts required by GAAP with a reasonable degree of accuracy at this time.

The following table presents a reconciliation of free cash flow to net cash provided by operating activities, which is the most directly comparable GAAP measure for the periods presented:

	Three months ended
	June 30, 2024	March 31, 2024	June 30, 2023
	(unaudited) (in thousands)
Net cash provided by operating activities	$83,114	$32,129	$101,965
Purchase of property and equipment	(49,113)	(33,763)	(39,350)
Proceeds received from sale of property and equipment	3,379	5,166	3,077
Free cash flow	$37,380	$3,532	$65,692

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to our net income, which is the most directly comparable GAAP measure for the periods presented:

	Three months ended,
	June 30, 2024	March 31, 2024	June 30, 2023
	(unaudited) (in thousands)
Net income	$14,899	$3,875	$22,651
Interest expense, net	2,026	1,272	2,042
Income tax expense	3,959	1,452	387
Depreciation, amortization and accretion	38,193	38,150	35,922
EBITDA	59,077	44,749	60,912
Trademark abandonment and other impairments	46	45	356
Non-cash loss on sale of assets or subsidiaries	1,432	1,748	1,426
Non-cash compensation expenses	6,201	6,359	4,809
Non-recurring transaction and rebranding costs	2,866	4,929	1,963
Non-recurring severance expense	—	648	—
Lease abandonment costs	17	389	9
Equity in (gains) losses of unconsolidated entities	(96)	449	372
Other	104	442	(1)
Adjusted EBITDA	$69,647	$59,758	$69,846

The following table presents a reconciliation of gross profit before D&A to total gross profit, which is the most directly comparable GAAP measure, and a calculation of gross margin before D&A for the periods presented:

	Three months ended,
	June 30, 2024	March 31, 2024	June 30, 2023
	(unaudited) (in thousands)
Gross profit by segment
Water services	$30,688	$25,661	$34,881
Water infrastructure	20,354	15,915	11,512
Chemical technologies	9,114	11,101	14,782
As reported gross profit	60,156	52,677	61,175

Plus D&A
Water services	21,012	21,114	23,140
Water infrastructure	14,629	13,901	9,373
Chemical technologies	1,804	1,877	2,669
Total D&A	37,445	36,892	35,182

Gross profit before D&A	$97,601	$89,569	$96,357

Gross profit before D&A by segment
Water services	51,700	46,775	58,021
Water infrastructure	34,983	29,816	20,885
Chemical technologies	10,918	12,978	17,451
Total gross profit before D&A	$97,601	$89,569	$96,357

Gross margin before D&A by segment
Water services	22.5%	20.5%	21.9%
Water infrastructure	51.0%	46.9%	37.8%
Chemical technologies	16.4%	17.4%	20.6%
Total gross margin before D&A	26.7%	24.4%	23.8%